ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group
INVESTMENT COMPANY BLANKET BOND
RIDER NO. 16

INSURED		BOND NUMBER
Eaton Vance Management		00125110B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE
May 1, 2011	September 1, 2010 to September 1, 2011	/s/ John T. Mulligan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the Limit of Liability for the following Insuring Agreements is hereby amended, effective May 1, 2011 to be:

		Limit of Liability

Insuring Agreement A-	FIDELITY	$80,000,000
Insuring Agreement C-	ON PREMISES	$80,000,000
Insuring Agreement D-	IN TRANSIT	$80,000,000
Insuring Agreement E-	FORGERY OR ALTERATION	$80,000,000
Insuring Agreement F-	SECURITIES	$80,000,000
Insuring Agreement G-	COUNTERFEIT CURRENCY	$80,000,000
Insuring Agreement I-	PHONE/ELECTRONIC TRANSACTIONS	$80,000,000
Insuring Agreement J-	COMPUTER SECURITY	$80,000,000

PROVIDED, however, that nothing herein shall increase any of the limits of liability placed on certain losses under Insuring Agreement I.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN4.0-02 (10/08)